UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment No. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

SYSOREX, INC.
(Exact name of registrant as specified in its charter)

Nevada	68-0319458
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2355 Dulles Corner Boulevard, Suite 600, Herndon, VA	20171
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 680-7412

Copies to:

Melanie Figueroa, Esq.

Mitchell Silberberg & Knupp, LLP

12 E. 49th Street, 30th Floor

New York, NY 10017

Telephone Number: (917) 546-7707

Facsimile Number: (917) 546-7677

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class to be so registered	Name of Exchange on which each class is to be registered
Common Stock, $0.00001	N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On April 18, 2018, Sysorex, Inc., formerly Inpixon USA (the “Company”), filed a Registration Statement on Form 10 (the “Initial Registration Statement”) in accordance with Staff Legal Bulletin No. 4 in connection with the distribution by Inpixon, the sole stockholder and parent of the Company (the “Parent”), of 100% of the outstanding shares of the Company’s common stock. The Initial Registration Statement would have become automatically effective as of June 17, 2018. The Commission staff (the “Staff”) had not completed its review of the Initial Registration Statement, therefore, the Company filed an Application for Withdrawal on June 15, 2018. On that date, in order to replace the Initial Registration Statement and to allow the Staff to continue its review, the Company re-filed the General Form for Registration of Securities on Form 10 (as amended, the “Registration Statement”) to register our common stock, par value $0.00001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the spin-off transaction described in the Registration Statement and the accompanying information statement filed as Exhibit 99.1. This Amendment No. 2 to the Registration Statement updates certain information in response to comments from the Staff.

The Registration Statement will become effective automatically by lapse of time 60 days from the date of the filing pursuant to Section 12(g)(1) of the Exchange Act. As of the effective date, we will be subject to the requirements of Regulation 13(a) under the Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this Registration Statement to the “Registrant,” “Sysorex,” “we,” “our” or “us” mean Sysorex, Inc., formerly Inpixon USA, and its wholly-owned subsidiary, Sysorex Government Services, Inc. Our principal executive offices are located at 2355 Dulles Corner Boulevard, Suite 600, Herndon, Virginia 20171. Our telephone number is (800) 680-7412.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT

AND ITEMS OF FORM 10

This Registration Statement on Form 10 incorporates by reference information included in the information statement filed herewith as Exhibit 99.1. The cross-reference sheet below identifies where the items required by Form 10 can be found in the information statement.

Item 1. Business.

The information required by this item is included in the sections of the information statement titled “Information Statement Summary,” “Risk Factors,” “Our Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Relationship with Inpixon Following Separation and Distribution” and “Where You Can Find More Information,” all of which are incorporated herein by reference.

Item 1A. Risk Factors.

The information required by this item is included in the section of the information statement titled “Risk Factors,” which is incorporated herein by reference.

Item 2. Financial Information.

The information required by this item is included in the sections of the information statement titled “Unaudited Pro Forma Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are incorporated herein by reference.

Item 3. Properties.

The information required by this item is included in the section of the information statement titled “Our Business – Properties,” which is incorporated herein by reference.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is included in the section of the information statement titled “Security Ownership of Certain Beneficial Owners and Management,” which is incorporated herein by reference.

Item 5. Directors and Executive Officers.

The information required by this item is included in the section of the information statement titled “Management,” which is incorporated herein by reference.

Item 6. Executive Compensation.

The information required by this item is included in the section of the information statement titled “Executive Compensation,” which is incorporated herein by reference.

Item 7. Certain Relationships and Related Transactions.

The information required by this item is included in the sections of the information statement titled “Management” and “Relationship with Inpixon Following Separation and Distribution,” which are incorporated herein by reference.

Item 8. Legal Proceedings.

The information required by this item is included in the section of the information statement titled “Our Business - Legal Proceedings,” which is incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The information required by this item is included in the sections of the information statement titled “Dividend Policy,” “Capitalization,” “The Separation and Distribution” and “Description of Sysorex’s Capital Stock,” all of which are incorporated herein by reference.

Item 10. Recent Sales of Unregistered Securities.

The information required by this item is included in the section of the information statement titled “Description of Sysorex’s Capital Stock - Sale of Unregistered Securities,” which is incorporated herein by reference.

Item 11. Description of Registrant’s Securities to Be Registered.

The information required by this item is included in the sections of the information statement titled “Dividend Policy,” “The Separation and Distribution” and “Description of Sysorex’s Capital Stock,” all of which are incorporated herein by reference.

Item 12. Indemnification of Directors and Officers.

The information required by this item is included in the section of the information statement titled “Description of Sysorex’s Capital Stock - Limitations on Liability, Indemnification of Officers and Directors, and Insurance,” which is incorporated herein by reference.

Item 13. Financial Statements and Supplementary Data.

The information required by this item is contained under the section of the information statement titled “Index to Financial Statements” and the financial statements referenced therein, which is incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a)       Financial Statements.

The information required by this item is contained under the section of the information statement titled “Index to Financial Statements” and the financial statements referenced therein, which is incorporated herein by reference.

(b)       Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger between Inpixon USA and Sysorex, Inc., dated as of July 25, 2018 (1)
2.2 *	Separation and Distribution Agreement, dated as of August 7, 2018, by and between Sysorex, Inc. and Inpixon (5)
3.1	Articles of Incorporation of Sysorex, Inc.
3.2.1	Articles of Merger pursuant to NRS Chapter 92A between Inpixon USA and Sysorex, Inc.
3.2.2	By-Laws of Sysorex, Inc.
4.1	Sysorex, Inc. 2018 Equity Incentive Plan and form of option award agreement+
4.2	Promissory Note issued by Inpixon Federal to Payplant Alternatives Fund, LLC on August 14, 2017 (2)
10.1	Form of Employee Matters Agreement to be entered into by and between Sysorex, Inc. and Inpixon (5)
10.2	Form of Tax Matters Agreement to be entered into by and between Sysorex, Inc. and Inpixon (5)
10.3	Form of Transition Services Agreement to be entered into by and between Sysorex, Inc. and Inpixon (5)
10.4	Form of Zaman Khan Employment Agreement
10.5	Form of Vincent Loiacono Employment Agreement
10.6	Corporate Guaranty dated June 22, 2016 in favor of Avnet, Inc.
10.7	Subsidiary Guaranty dated August 9, 2016 in favor of Hillair Capital Investments, L.P.(3)
10.8	Form of Indemnification Agreement
10.9	Amended and Restated GemCap Loan and Security Agreement: Payplant Loan and Security Agreement, by and among GemCap Lending, LLC, Inpixon, Inpixon USA, Inpixon Federal, Inc. and Payplant LLC, as agent for Payplant Alternatives Fund LLC, dated November 14, 2016 (2)
10.10	Payplant Client Agreement by and among Inpixon, Inpixon USA, Inpixon Federal, Inc. and Payplant LLC, dated November 14, 2016 (2)
10.11	Lease between Brandywine Operating Partnership, L.P. and Spectrum Systems, LLC (acquired by Inpixon Federal, Inc.), dated December 22, 2015 (4)
10.12	Amended and Restated Sublease Agreement between Dell Marketing L.P. and Inpixon Federal, Inc., dated June 4, 2018
10.13	Security Agreement between Sysorex USA, Sysorex Global, Inc. and Avnet, Inc. dated June 22, 2016
21.1	List of Subsidiaries
99.1	Information Statement, preliminary and subject to completion dated August 13, 2018

* Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules to the SEC upon request.

+ Management contract or compensatory plan or arrangement.

(1) Incorporated by reference to the Current Report on Form 8-K filed by Inpixon on July 31, 2018.

(2) Incorporated by reference to the Current Report on Form 8-K filed by Inpixon on August 18, 2017.

(3) Incorporated by reference to the Current Report on Form 8-K filed by Inpixon on August 10, 2016.

(4) Incorporated by reference to the Annual Report on Form 10-K filed by Inpixon on April 17, 2017.

(5) Incorporated by reference to the Quarterly Report on Form 10-Q filed by Inpixon on August 13, 2018.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Sysorex, Inc.

Date: August 13, 2018	By:	/s/ Nadir Ali
Nadir Ali Chief Executive Officer and Director Principal Executive Officer

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